                                   AMENDMENT NO. 1 TO THE

                         AMENDED AND RESTATED DECLARATION OF TRUST
                                             OF
                           OPPENHEIMER CAPITAL PRESERVATION FUND

     This  Amendment No. 1 to the Amended and Restated  Declaration  of Trust of
Oppenheimer Capital Preservation Fund is made as of January 7, 2003.

     WHEREAS,  the Trustees  established  Oppenheimer Capital Preservation Fund, initially named Oppenheimer Stable Value Fund, as a trust fund under the laws of the Commonwealth of  Massachusetts  for the investment and reinvestment of funds contributed thereto, under a Declaration of Trust dated June 2, 1998, as amended
March 18, 1999 and as amended and restated as of December 15, 2000.

     WHEREAS,  the Trustees,  acting pursuant to Section 12 of ARTICLE NINTH, of the Trust's  Amended and Restated  Declaration  of Trust dated December 15, 2000 desire to change the registered agent of the Trust;

     NOW,  THEREFORE,  the Trust's Amended and Restated  Declaration of Trust is
amended as follows:

     Article FIRST of the Trust's  Amended and Restated  Declaration of Trust is
amended by changing the Trust's address and registered agent as follows:

     The address of Oppenheimer  Capital  Preservation Fund is 6803 South Tucson
Way, Centennial,  Colorado 80112. The Registered Agent of Service for Process is
CT Corporation System, 101 Federal Street, Boston, MA 02110.

     Acting pursuant to Section 12 of ARTICLE NINTH, the undersigned  signs this amendment by and on behalf of the Trust.

                               Oppenheimer Capital Preservation Fund

                               /s/ Denis R. Molleur

                               By:_____________________________________
                                  Denis R. Molleur, Assistant Secretary